Exhibit 99.1

For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Announces $25 Million Share Repurchase Program

BROOKFIELD, Conn., October 12, 2018 (Globe Newswire) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced that its Board of Directors has authorized the repurchase of up to $25 million of its common stock. This is in addition to the $20 million share repurchase program that was authorized in July of this year and is now substantially complete. The purchases will occur in open market transactions from time to time depending on market conditions or in accordance with a repurchase plan under SEC Rule 10b5-1.

“We have growing confidence in our ability to generate strong cash flows and maintain a solid balance sheet as we complete our plant construction in China and begin to ramp production during the first half of fiscal 2019,” said Peter Kirlin, chief executive officer. “Our new buildings in both Xiamen and Hefei will be largely complete by the end of this month, followed by installation and commissioning of production tools. In addition, our near-term business outlook remains in line with previous expectations, and we are well positioned to continue taking advantage of what we believe is a compelling value in our equity.”

This authorization does not obligate the Company to repurchase any dollar amount or number of shares of common stock. The repurchase program may be suspended or discontinued at any time.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel display substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, “should”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.